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                                                                   EXHIBIT 10.18

                       CORN PRODUCTS INTERNATIONAL, INC.
                           DEFERRED COMPENSATION PLAN


SECTION 1.   PURPOSE

The purpose of this Corn Products International, Inc. Deferred Compensation Plan is to provide the opportunity for certain key management employees of the Company and its subsidiaries and affiliates to defer all or part of the incentive payments awarded to them and to preserve the opportunity to defer amounts which certain senior management employees of the Company and its subsidiaries and affiliates had deferred under the Predecessor Plan. The effective date of this Plan is January 1, 1998.

SECTION 2.   DEFINITIONS

"ACCOUNT" means a Participant's account maintained on the books of the Company pursuant to Section 3(a).

"BENEFICIARY" means the person, persons or entity designated by a Participant on a form prescribed by the Company to receive benefits upon the death of the Participant under this Plan or, if no such beneficiary has been effectively designated, the Participant's estate.

"BOARD" or "BOARD OF DIRECTORS" means the Board of Directors of Corn Products International, Inc.

"COMPANY" means Corn Products International, Inc.

"CPC" means CPC International Inc.

"INCENTIVE PAYMENT" means an amount awarded to a Participant under the Corn Products International, Inc. Bonus Plan or any other incentive plan or program which was approved by the Company's Board of Directors, but not including any amounts awarded or paid under the Corn Products International, Inc. 1998 Stock Incentive Plan or any successor plan thereto.

"PARTICIPANT" means a participant in the Plan who has satisfied the eligibility requirements of and is participating in the Plan under Section 3(a) of the Plan.

"PLAN" means this Corn Products International, Inc. Deferred Compensation Plan.

"PREDECESSOR PLAN" means the CPC International Inc. Deferred Compensation Plan.

"RETIREMENT DATE" means the date on which a Participant retires from the Company and its subsidiaries and affiliates after satisfying the requirements for retirement pursuant to the terms of the Corn Products International, Inc. Cash Balance Plan for Salaried





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Employees or a successor plan thereto (irrespective of whether the Participant is a member of said plan).

"TERMINATION DATE" means the date on which a Participant's employment with the Company and its subsidiaries and affiliates terminates other than on a Retirement Date.

SECTION 3.   PARTICIPATION AND BENEFITS

        (a) The key employees eligible to participate in the Plan shall be designated by the Company's Vice President of Human Resources and approved for participation in the Plan by the Committee. Notwithstanding the forgoing, any employee of the Company or any of its subsidiaries who was authorized to participate in the Predecessor Plan and whose account was transferred to this Plan effective as of the close of business on December 31, 1997 shall be eligible to participate in the Plan. A Participant's Account shall be increased by the amount of the interest equivalents credited on the amounts from time to time held in such Account as determined pursuant to subsection (b) below, and shall be reduced by all distributions made from such Account. A Participant's Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan.

        (b) The interest equivalents to be credited to a Participant's Account shall be determined pursuant to the following provisions:

        (I) If a Participant's employment with the Company and its subsidiaries and affiliates terminates on a Retirement Date, the interest equivalents credited to the Participant's Account shall be determined in accordance with this subsection (I). Pursuant to this subsection (I), the interest equivalents credited to the Participant's Account for each calendar year shall be determined on the basis of the Participant's Account balance from time to time during the applicable calendar year and the interest equivalent rate (compounded annually) established by the Company for that calendar year. The Company shall in its discretion establish an interest equivalent rate under this subsection (I) for each calendar year prior to the beginning of such calendar year, provided, however, that the minimum interest equivalent rate for a calendar year shall be the Federal Reserve Bank's published interest rate for constant maturity one-year U.S. Treasury securities on the last business day coinciding with or preceding October 15 of the calendar year last preceding the applicable calendar year. Notwithstanding the foregoing, if a Participant who retires on a Retirement Date elects to delay the commencement of the installment period for one, three or five years as described in Section 4(a), the interest equivalent rate for the deferral period shall be equal to the Federal Reserve Bank's published interest rate for constant maturity U.S. Treasury securities that correspond to the length of the deferral period (i.e., one, three or five-year Treasury securities, as the case may be) on the last business day coinciding with or preceding October 15 of the calendar year in which the Retirement Date falls. For





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periods after the end of such deferral period, interest equivalents shall again be determined based on the foregoing provisions of this subsection (I) (other than the preceding sentence).

        (II) If a Participant's employment with the Company and its subsidiaries and affiliates terminates prior to a Retirement Date other than by reason of death, the interest equivalents credited to the Participant's Account shall be determined in accordance with this subsection (II). Pursuant to this subsection (II), the interest equivalents credited to the Participant's Account for each calendar year shall be determined on the basis of the Participant's Account balance from time to time during the applicable calendar year and the interest equivalent rate (compounded annually) for that calendar year as described in the following sentence. Such interest equivalent rate under this subsection (II) for a calendar year shall be the Federal Reserve Bank's published interest rate for constant maturity one-year U.S. Treasury securities on the last business day coinciding with or preceding October 15 of the calendar year preceding the applicable calendar year.

SECTION 4.   DISTRIBUTIONS

        (a) In the event of termination of a Participant's employment with the Company and its subsidiaries and affiliates on a Retirement Date (other than by reason of death), the Participant's Account (calculated in accordance with Section 3(a) and (b)(I)) shall be paid in fifteen (15) annual installments with the first such installment being paid during January of the calendar year next following the calendar year in which the Participant's Retirement Date falls (except that, if the Participant's Retirement Date is a January 1st, the first such installment shall be paid during the month of January in which such January 1st falls) and with the succeeding installments being paid during January of each of the fourteen succeeding calendar year. The amount of each such installment shall be calculated as the level annual benefit that could be provided to the Participant over the 15-year period based on the Participant's Account balance on the December 31st preceding the January payment date and assuming interest equivalents are credited at a rate equal to 75% of the interest equivalent rate applicable to the calendar year last preceding the calendar year during which the first of the 15 installments is paid. The amount of each succeeding installment shall be calculated in a similar manner based on the new Account balance on the December 31st preceding the applicable January payment date, assuming level annual payments over the balance of the installment period and interest equivalents at 75% of the interest equivalent rate applicable to the calendar year last preceding the calendar year during which the first of the 15 installments is paid, except that the final installment shall equal the remaining Account balance on the December 31st preceding the applicable January payment date. Interest equivalents shall continue to be credited for each applicable calendar year through the December 31st preceding the final payment date based on the actual interest equivalent rate as determined pursuant to Section 3(b)(I). Notwithstanding the foregoing, a Participant who retires on a Retirement Date may, by filing a written election with the Company (on a





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form prescribed by the Company) at least 12 months prior to the first day of the month of January in which the first of the 15 installments is to be paid, elect to delay the start of the 15-year installment period for one, three or five years, in which case interest equivalents for the deferral period shall be calculated in accordance with the next to last sentence of Section 3(b)(I).
The installments payable pursuant to this Section 4(a) shall be paid to the Participant if he or she is then living, or, if he or she is not then living, to the Participant's Beneficiary.

        (b) In the event of the termination of a Participant's employment with the Company and its subsidiaries and affiliates by reason of the Participant's death prior to the date on which the Participant commenced receipt of payments hereunder, the Participant's Account shall be paid to the Participant's Beneficiary in fifteen (15) equal annual installments with the first such installment being paid during January of the calendar year next following the calendar year in which the Participant dies (except that, if the Participant dies on a January 1st, the first such installment shall be paid during the month of January in which such January 1st falls) and with the succeeding installments being paid during January of each of the fourteen succeeding calendar years. The amount of each such installment shall be the sum of the Annual Installment Amounts for each deferral of Incentive Payments as determined pursuant to the table set forth in Exhibit A hereto based on the amount of the applicable Incentive Payment deferred by the Participant and the Participant's age on December 31st of the calendar year to which such Incentive Payment relates.

        (c) In the event of the termination of a Participant's employment with the Company and its subsidiaries and affiliates prior to a Retirement Date other than by reason of the Participant's death, the balance of the Participant's Account (calculated in accordance with Section 3(a) and (b)(II)) shall be paid to the Participant in a single lump sum during January of the calendar year next following the calendar year in which the Participant's Termination Date occurs (except that if the Participant's Termination Date is a January 1st, such lump sum payment shall be made during the month of January in which such January 1st falls). The amount of such lump sum payment shall be based on the Participant's Account balance calculated as of the December 31st preceding the payment date.

        (d) A Participant may make a withdrawal from his or her Account prior to termination of employment with the Company and its subsidiaries and affiliates but only in the event the Participant incurs an unforeseeable emergency and only if the withdrawal is approved by the Company. For this purpose, an unforeseeable emergency is severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will





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constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved:

                 (i) through reimbursement or compensation by insurance or otherwise;

                 (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

                 (iii)    by cessation of deferrals under the Plan.

Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant's child to college or the desire to purchase a home. Withdrawals of amounts because of an unforeseeable emergency shall only be permitted to the extent reasonably needed to satisfy the emergency need. In determining a Participant's Account balance for purposes of this subsection
(d), the interest equivalents credited to a Participant's Account shall be determined pursuant to Section 3(b)(II).

SECTION 5.       GENERAL PROVISIONS

         (a) The Plan shall be administered by the Company. The Company may appoint committees or individuals (who may be Company employees) to assist it in carrying out administrative duties and responsibilities. The Company shall have sole and complete authority and discretion to adopt, alter and repeal administrative rules, guidelines and practices governing the operation of the Plan, to decide questions of fact under the Plan, and to interpret and apply the terms and provisions of the Plan in all respects.

         (b) Participation in the Plan shall not be deemed to be a contract of employment between the Company and any Participant or to give any Participant the right to be retained in employment.

         (c) The Company, acting through any of its duly authorized officers, may amend, suspend or terminate the Plan or any portion thereof at any time, provided, however, that no amendment, suspension or termination may impair existing rights in respect of Participants' Accounts.

         (d) Participants and Beneficiaries may not alienate or transfer their Accounts in any matter whatsoever (other than transfers to a Participant's Beneficiary upon a Participant's death), and any attempt to do so shall be null and void.

         (e) Participants and their Beneficiaries have the status of general unsecured creditors of the Company, and the Plan constitutes a mere promise by the Company to make benefit payments in the future. The Plan is unfunded, but the Company may





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establish a trust with an independent trustee to which the Company may transfer assets to assist the Company in paying Accounts under the Plan. The trust instrument shall contain such provisions as the Company may deem necessary or appropriate to carry out the purposes of the Plan and the trust; provided, however, that any such trust shall provide that its assets shall be subject to the claims of the employer's general creditors in the event of the employer's insolvency. The establishment of such trust shall not be construed as limiting the Company's obligation to pay the benefits provided for in the Plan to the extent not fully paid from such trust. Notwithstanding the establishment of such trust, the rights of a Participant or Beneficiary under the Plan shall not be superior to those of an unsecured creditor of the Company.

         (f) Claims for benefits under the Plan shall be governed by the claims procedures set forth in the Corn Products International, Inc. Executive Life Insurance Plan, which are incorporated herein by reference, except that there shall be substituted for the "Committee" in that plan a committee appointed by the Company for purposes of the claims procedures under this Plan.

         (g) Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in connection with the administration of the Plan, taking such physical examinations as the Company may deem appropriate and taking such other action (including authorization for insurance to be obtained on his or her life) as may be requested by the Company. If a Participant refuses so to cooperate, such Participant shall be ineligible to participate in the Plan for the applicable year or years.

         (h) The Plan shall construed, regulated and administered under the laws of the state of Illinois without regard to conflict of law rules.





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